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                                  EXHIBIT 12.1
                           LIFEPOINT HOSPITALS, INC.
              COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)

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
                                                                   YEAR ENDED DECEMBER 31,               SIX MONTHS     SIX MONTHS
                                                                                                            ENDED          ENDED
                                                        2000      2001      2002      2003       2004   JUNE 30, 2004  JUNE 30, 2005
                                                      ------------------------------------------------------------------------------
EARNINGS
  Income from continuing operations before
    minority interests and income taxes               $  36.6   $  66.6   $  77.8   $ 116.8    $ 143.8      $  73.2     $  47.5
  Fixed charges, exclusive of capitalized interest       33.4      24.0      18.3      17.2       17.1          8.7        22.5
                                                      ------------------------------------------------------------------------------
    TOTAL EARNINGS                                       70.0      90.6      96.1     134.0      160.9         81.9        70.0
                                                      ------------------------------------------------------------------------------

FIXED CHARGES
  Interest charged to expense (a)                        31.1      21.8      15.8      14.4       13.9          7.2        20.1
  Interest portion of rental expense                      2.3       2.2       2.5       2.8        3.2          1.5         2.4
                                                      ------------------------------------------------------------------------------
  Fixed charges, exclusive of capitalized interest       33.4      24.0      18.3      17.2       17.1          8.7        22.5
  Capitalized interest                                    0.3       0.7       0.8       0.8        1.1          0.4         1.2
                                                      ------------------------------------------------------------------------------
    TOTAL FIXED CHARGES                                  33.7      24.7      19.1      18.0       18.2          9.1        23.7
                                                      ------------------------------------------------------------------------------


                                                      ------------------------------------------------------------------------------
  RATIO OF EARNINGS TO FIXED CHARGES                     2.08      3.67      5.03      7.44       8.84         9.00        2.95
                                                      ==============================================================================
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(a) excluding interest income